To Whom It May Concern:

We hereby consent to the use in the Annual Report of Emaginos, Inc. on Form 1-K pursuant to Regulation A that was filed on or about April 30, 2021, of our Report of Independent Registered Public Accounting Firm, dated April 30, 2021, on the balance sheets of Emaginos, Inc. as of December 31, 2020 and 2019, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended, which appear in such Annual Report.

/s/ Heaton & Company, PLLC

Heaton & Company, PLLC
(dba Pinnacle Accountancy Group of Utah)
Farmington, Utah
April 30, 2021